2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Mark Tender (Media) – (914) 701-8192

Atlas Air Worldwide Holdings
Reports Strong Fourth-Quarter and Full-Year Results

Fourth-Quarter 2009 Net Income $28.3 Million, $1.17 per Share;
Full-Year Net Income $77.8 Million, $3.56 per Share

Positioned for Net Income Growth in 2010; Strong First Quarter Expected

Purchase, N.Y., February 24, 2009 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo assets and outsourced aircraft operating services, today announced strong operating and financial results for the fourth quarter and full year ended December 31, 2009.

Results for the quarter and year reflected strategic actions taken to transform the Company’s business, operating cost base, and fleet throughout 2008 and 2009. Fourth-quarter results were also driven by significantly improved peak-season airfreight demand, a tight supply environment, and continued strength in military charter demand.

For the quarter ended December 31, 2009, AAWW reported net income of $28.3 million, or $1.17 per diluted share, on pretax earnings of $46.1 million and revenues of $321.6 million. Operating and financial results for the quarter compared with net income of $62.3 million, or $2.97 per diluted share, on pretax earnings of $103.5 million and revenues of $335.0 million for the three months ended December 31, 2008.

For the year ended December 31, 2009, AAWW posted net income of $77.8 million, or $3.56 per diluted share, on pretax earnings of $124.1 million and revenues of $1.062 billion. In 2008, AAWW’s full-year net income totaled $63.7 million, or $2.97 per diluted share, on pretax earnings of $110.2 million and revenues of $1.607 billion.

Both fourth-quarter and full-year 2009 results included a non-cash pretax special charge of $8.2 million associated with the retirement and impairment of 747-200 freighter assets. Full-year 2009 results also included one-time pretax earnings benefits of $10.0 million for the effective early termination of a contract, $2.7 million for a gain on the early extinguishment of debt, and $1.0 million for a gain on the sale of an aircraft and retired engines.

Excluding the impact of these items, net income in the fourth quarter of 2009 totaled $33.4 million, or $1.38 per diluted share, on pretax income of $54.3 million, while full-year net income totaled $74.4 million, or $3.41 per diluted share, on pretax income of $118.5 million.

Excluding the impact of special items in 2008, net income in the year-ago fourth quarter totaled $29.6 million, or $1.41 per diluted share, on pretax income of $49.3 million. Full-year 2008 net income excluding special items was $34.2 million, or $1.59 per diluted share, on pretax income of $56.0 million.

“The fourth quarter reflected encouraging trends for airfreight generally, and was consistent with the views of tightening supply that we expressed throughout 2009,” said William J. Flynn, President and Chief Executive Officer.

“The global scale and scope of our operations positioned us very well to participate in a vigorous commercial charter market during the fourth quarter, especially in the Asia-Pacific region. Low inventory levels and stronger-than-expected holiday demand during the quarter generated yields in our Commercial Charter segment not seen since ports on the U.S. west coast were shut down in the second half of 2002. Peak charter yields were a major contributor to our earnings for the quarter.

“As the leading outsource provider of modern, high-efficiency 747-400 freighter aircraft, we were also positioned to meet a continued high level of military charter demand, including requests to transport mine-resistant, all-terrain vehicles (M-ATVs), and to provide responsive service to our 747-400 ACMI customers, who flew more than five percent above their minimum guaranteed block-hour levels during the fourth quarter.”

AAWW’s fourth-quarter and full-year 2009 earnings included the impact of the Company’s decision to perform otherwise unplanned heavy-maintenance C Checks on four 747-200 freighters in anticipation of continued high levels of AMC military charter demand in 2010.

Based on this decision and on the Company’s decision to permanently park one 747-200 aircraft in late 2009 and another one in early 2010, AAWW expects to manage and operate six 747-200s through the first quarter and five through the remainder of the year. The Company also intends to operate its 22 747-400 freighters throughout 2010, as well as to start up outsourced CMI service using two customer-owned 747-400 passenger aircraft. Fleet growth associated with the delivery of the Company’s 12 next-generation 747-8 freighters is expected to begin in early 2011.

“Our outlook for 2010 is based on the encouraging trends we have seen in airfreight and strong demand in AMC Charter, and also assumes a modest pace of economic recovery,” Mr. Flynn indicated.

“In ACMI, we continue to expect that 18 of our 747-400 aircraft will be operating in our wet-lease segment by year-end 2010 compared with 17 at the end of 2009. We have renewed three of our 747-400 ACMI aircraft that were up for renewal in 2010, and we are confident about our opportunities to place additional aircraft in ACMI service this year.

“In our AMC segment, although our visibility is limited, we currently expect that full-year volumes will total about 21,000 block hours, about 10 percent higher than in 2009. While we do not expect to see Commercial Charter yields at fourth-quarter 2009 levels, we do expect that continuing demand growth and tightness of supply will lead to a strong overall yield environment in 2010.

“Although risks remain, based on our framework assumptions for 2010, we currently expect net earnings of approximately $80.0 million, or $3.08 per diluted share, this year. We also expect earnings in the first quarter to be consistent with our first-quarter 2009 results, excluding special items. Should we see a more substantial economic recovery, the upside operating leverage associated with the enhanced utilization of our aircraft that is evident in our business model should drive additional earnings growth in 2010.”

Conference Call

Management will host a conference call to discuss AAWW’s fourth-quarter and full-year 2009 financial and operating results at 11:00 a.m. Eastern Time on Wednesday, February 24, 2010.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information,” click on “Presentations” and on the link to the fourth-quarter call) or at the following Web address:
http://phx.corporate-ir.net/playerlink.zhtml?c=67423&s=wm&e=2752364.

For those unable to listen to the live call, a replay will be available on the above Web site following the call. A replay will also be available through March 3 by dialing (800) 406-7325 (U.S. Toll Free) or (303) 590-3030 (from outside the U.S.) and using Access Code 4234469#.

4Q09 Performance Factors Versus 4Q08

Revenues, operating expenses, and operating statistics in the fourth quarter of 2009 and fourth quarter of 2008 reflect the deconsolidation of Polar from AAWW, for financial reporting purposes, that occurred on October 27, 2008, concurrent with the commencement of a blocked-space agreement between Polar and DHL Express. Revenues, operating expenses, and operating statistics for the fourth quarter of 2009 also reflect the consolidation of GSS for financial reporting purposes on April 8, 2009. As a result, block hours and associated block-hour revenues generated by aircraft supporting Polar and GSS have been included in ACMI operations since each of the respective dates, rather than in the previously reported Scheduled Service segment in the case of Polar and in Dry Leasing in the case of GSS.

Operating revenues totaled $321.6 million in the fourth quarter of 2009 compared with $335.0 million in the year-earlier period, with the decrease primarily due to the deconsolidation of Polar, largely offset by a significant increase in Commercial Charter revenue.

Total block hours increased 5.8% (31,480 block hours versus 29,768) compared with the fourth quarter of 2008, while average operating aircraft declined 14.1% (26.8 compared with 31.2), reflecting the year-end 2008 downsizing of certain of the Company’s older-generation 747-200 freighter fleet. Average utilization of operating aircraft totaled approximately 12.8 hours per aircraft per day during the quarter compared with 10.4 in the fourth quarter of 2008.

In ACMI, revenues of $123.3 million were unchanged compared with the fourth quarter of 2008, as an increase in block-hour volumes (21,902 versus 20,139) was offset by a reduction in average ACMI revenue per block hour ($5,629 versus $6,124).

Higher ACMI block-hour volumes during the quarter reflected increased flying activity by ACMI customers, all of whom flew above their contractual minimums to meet strong fourth-quarter freight demand. Lower ACMI revenue per block hour primarily reflected the impact of customers flying above minimum contractual block-hour levels during the quarter.

For the quarter, an average of 17.4 aircraft (17.3 Boeing 747-400s and 0.1 Boeing 747-200s) directly supported the Company’s ACMI operations, compared with an average of 18.1 aircraft (15.0 Boeing 747-400s and 3.1 Boeing 747-200s) in the fourth quarter of 2008.

AMC Charter revenues of $91.8 million decreased $8.8 million, or 8.8%, in the latest quarter due to a lower fuel component for the AMC mileage rate, partly offset by an increase in flying volumes. Block-hour rates decreased 23.3% ($20,006 versus $26,087), reflecting a reduction in the “pegged” fuel price paid by the U.S. military to $2.68 per gallon compared with an average pegged fuel price of $4.15 for the fourth quarter of 2008. Block-hour volumes increased 19.0% (4,587 block hours versus 3,855) compared with the same period last year.

In Commercial Charter, revenues of $102.2 million increased $55.5 million, or 118.8%, during the quarter. Revenues were driven by strong increases in block-hour volumes (4,846 versus 2,506) and block-hour rates ($21,095 versus $18,641). Block-hour volumes primarily reflected new charter demand generated by the deployment of 747-400 aircraft in Commercial Charter and an increase in charters from Asia to the U.S. as return legs of one-way AMC missions. Block-hour rates during the quarter reflected a significant increase in peak-season demand for airfreight out of Asia combined with a substantial reduction in global wide-body freighter capacity.

Dry Leasing revenues of $0.7 million in the fourth quarter of 2009 were $11.2 million, or 94.5%, lower than in the fourth quarter of 2008, mainly due to a $10.8 million reduction related to the consolidation of GSS, partially offset by a $0.7 million increase from the dry leasing of engines in 2009. The Company had no aircraft on dry lease during the latest quarter compared with 3.0 747-400F aircraft in the prior-year period.

Other revenues totaled $3.6 million in the fourth quarter of 2009 compared with $2.1 million in the fourth quarter of 2008. Other revenues primarily related to management and administrative support services provided by the Company.

As a result of Polar’s deconsolidation from AAWW, there were no Scheduled Service segment revenues, operating statistics or traffic results for the fourth quarter of 2009.

Operating Expenses

Operating expenses in both the fourth quarter of 2009 and fourth quarter of 2008 included special items related to the resizing of the Company’s 747-200 freighter fleet. A non-cash special charge of $8.2 million in the fourth quarter of 2009 compared with a largely non-cash special charge of $91.2 million and a maintenance charge related to a contract termination of $8.2 million in the fourth quarter of 2008. Excluding these special items, operating expenses as adjusted in the fourth quarter were $261.2 million. This represents a reduction of 5.1%, or $14.2 million, compared with the same quarter in 2008, driven by the deconsolidation of Polar and consolidation of GSS, as well as Continuous Improvement achievements focused on cost savings and productivity enhancements.

Aircraft fuel expense of $72.3 million decreased 29.5%, or $30.3 million, versus the fourth quarter of 2008, mainly reflecting the deconsolidation of Polar. Approximately $29.0 million of the decrease was due to a reduction in fuel prices and approximately $1.3 million related to a reduction in fuel gallons consumed.

Travel expense of $7.2 million during the quarter declined $1.4 million, or 16.5%, due to Continuous Improvement achievements, an increase in customer reimbursements for travel costs, and the downsizing of the Company’s 747-200 fleet.

Other operating expenses totaled $20.6 million during the quarter, a decrease of $1.6 million, or 7.2%, versus the fourth quarter of 2008, primarily due to cost-savings initiatives that included reductions in freight costs and in the use of outside contractors as well as a reduction in AMC commissions.

Maintenance expense of $39.4 million increased $6.6 million, or 20.2%, during the quarter. There were seven heavy airframe maintenance events in the latest quarter (two 747-400 C Checks, one 747-400 D Check, and four 747-200 C Checks) compared with none during the fourth quarter of 2008. In addition, there were three engine overhaul events compared with four in the year-ago fourth quarter.

Labor expense of $58.4 million increased $3.1 million, or 5.5%, compared with the 2008 fourth quarter, primarily reflecting a $3.7 million increase related to the consolidation of GSS and a $0.6 million increase due to higher crew and ground-staff expenses. These were partly offset by a $1.2 million reduction attributable to the deconsolidation of Polar.

Net Interest and Other Non-Operating Expenses

Net interest expense totaled $6.4 million during the quarter, a decrease of $1.8 million, or 22.0%, compared with the fourth quarter of 2008, reflecting a lower level of outstanding debt as well as lower effective yields on cash investments.

Income Taxes

Fourth-quarter results included an income tax expense of $18.0 million compared with an income tax expense of $41.2 million in the fourth quarter of 2008, which resulted in effective income tax rates of 39.0% versus 39.8%.

The effective income tax rates for the fourth quarters of 2009 and 2008 differed from the statutory rate primarily due to the non-deductibility of certain items for tax purposes, as well as tax matters related to Polar in 2008.

Cash and Cash Equivalents

At December 31, 2009, AAWW’s cash, cash equivalents and short-term investments totaled $637.1 million, an increase of $226.6 million, or 55.2%, compared with $410.5 million at December 31, 2008.

The increase was primarily driven by cash provided by operating activities and net proceeds of $112.6 million from a common stock public offering during the fourth quarter.

Outstanding Debt

At December 31, 2009, AAWW’s balance sheet debt totaled $565.5 million, including the impact of $61.8 million of unamortized discount.

The face value of AAWW’s debt at December 31, 2009, totaled $627.3 million, compared with $740.1 million on December 31, 2008.

Non-GAAP Financial Measures

EBITDAR, as adjusted for special items, totaled $106.8 million in the fourth quarter of 2009 compared with $105.3 million in the fourth quarter of 2008. For the full year, EBITDAR, as adjusted for special items and the consolidation of GSS, totaled $341.4 million compared with $280.5 million in 2008.

EBITDA, as adjusted for special items, totaled $68.9 million in the latest reporting period compared with $68.7 million in the fourth quarter of 2008. EBITDA, as adjusted for special items and the consolidation of GSS, for the full year was $190.3 million compared with $123.4 million for the previous year.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with U.S. GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include Direct Contribution as well as EBITDAR, as adjusted, and EBITDA, as adjusted, both of which exclude gains on asset sales, early termination of debt, consolidation of a subsidiary and special items.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo and outsourced aircraft operating services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military charters; commercial charters; and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission (SEC) on February 26, 2009, as amended or updated by subsequent reports filed with the SEC. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2010 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Operating Revenues
ACMI	$123,288	$123,334	$482,231	$358,234
AMC Charter	91,766	100,567	328,990	425,814
Commercial Charter	102,226	46,714	215,127	127,325
Dry Leasing	653	11,892	12,799	48,770
Scheduled Service	—	50,460	—	645,283
Other	3,627	2,056	22,399	2,056

Total Operating Revenues	$321,560	$335,023	$1,061,546	$1,607,482

Operating Expenses
Salaries, wages and benefits	58,372	55,320	215,660	221,765
Aircraft fuel	72,285	102,586	201,207	677,544
Aircraft rent	37,928	36,561	151,080	157,063
Maintenance, materials and repairs	39,402	32,776	147,758	171,396
Depreciation and amortization	8,519	9,048	33,074	38,946
Landing fees and other rent	11,326	9,109	39,552	65,033
Travel	7,237	8,663	25,235	45,842
Ground handling and airport fees	5,502	7,256	16,212	61,927
Gain on disposal of aircraft	—	—	(953)	(2,726)
Special Charge	8,216	91,167	8,216	91,167
Other	20,604	22,206	74,498	91,672

Total Operating Expenses	269,391	374,692	911,539	1,619,629

Operating Income (Loss)	52,169	(39,669)	150,007	(12,147)

Non-operating Expenses (Income)
Interest income	(1,198)	(1,550)	(3,014)	(12,778)
Interest expense	10,657	13,987	44,731	49,986
Capitalized interest	(3,026)	(4,194)	(12,215)	(11,282)
Gain on early extinguishment of debt	—	—	(2,713)	—
Gain on consolidation of subsidiary	—	—	(113)	—
Gain on issuance of subsidiary stock	—	(153,579)	—	(153,579)
Other (income) expense, net	(385)	2,168	(765)	5,285

Total Non-Operating Expenses (Income)	6,048	(143,168)	25,911	(122,368)

Income before income taxes	46,121	103,499	124,096	110,221
Income tax expense	17,986	41,243	47,940	50,200

Net Income	28,135	62,256	76,156	60,021
Less: Net loss attributable to non-controlling interests	(204)	—	(1,620)	(3,675)

Net Income Attributable to Parent	$28,339	$62,256	$77,776	$63,696

Income (loss) per share:
Basic	$1.19	$2.97	$3.59	$2.98

Diluted	$1.17	$2.97	$3.56	$2.97

Weighted average shares:
Basic	23,878	20,965	21,652	21,361

Diluted	24,171	20,985	21,818	21,431

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

For the	For the
For the	Three Months	For the	Twelve Months
Three Months Ended	Ended	Dec.	Twelve Months Ended	Ended
Dec. 31, 2009	31, 2008	Dec. 31, 2009	Dec. 31, 2008
Income before income taxes	$46,121	$103,499	$124,096	$110,221
Special Charge	8,216	91,167	8,216	91,167
One-time maintenance charge	—	8,186	—	8,186
Gain on disposal of aircraft	—	—	(953)	(2,726)

Pretax income before gain on disposal of aircraft	54,337	202,852	131,359	206,848
Interest expense, net	6,433	8,243	29,502	25,926
Gain on early extinguishment of debt	—	—	(2,713)	—
Gain on consolidation of subsidiary	—	—	(113)	—
Gain on issuance of subsidiary stock	—	(153,579)	—	(153,579)
Other non-operating (income) expenses	(385)	2,168	(765)	5,285

Operating income before non-operating items and gain on disposal of aircraft	60,385	59,684	157,270	84,480
Depreciation and amortization	8,519	9,048	33,074	38,946

EBITDA, as adjusted*	68,904	68,732	190,344	123,426
Aircraft rent	37,928	36,561	151,080	157,063

EBITDAR, as adjusted*	$106,832	$105,293	$341,424	$280,489

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gain on disposal of assets, gain on early retirement of debt, gain on consolidation of subsidiary, and special charges, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gain on disposal of assets, gain on early retirement of debt, gain on consolidation of subsidiary, and special charges, as applicable.

Atlas Air Worldwide Holdings, Inc.

Direct Contribution
(in thousands)
(Unaudited)

		For the		For the
	For the	Three Months	For the	Twelve Months
	Three Months Ended	Ended	Twelve Months Ended	Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Operating Revenues:
ACMI (1) (2)	$123,288	$123,334	$482,231	$358,234
AMC Charter	91,766	100,567	328,990	425,814
Commercial Charter	102,226	46,714	215,127	127,325
Dry Leasing (2)	653	11,892	12,799	48,770
Scheduled Service (1)	—	50,460	—	645,283
Other	3,627	2,056	22,399	2,056

Total Operating Revenues	$321,560	$335,023	$1,061,546	$1,607,482

Direct Contribution:
ACMI	27,232	36,989	96,645	81,317
AMC Charter	24,588	27,753	95,680	108,313
Commercial Charter	34,952	12,347	40,892	10,332
Dry Leasing	37	3,757	1,051	14,167
Scheduled Service	—	(706)	—	(46,835)

Total Direct Contribution for Reportable Segments	86,809	80,140	234,268	167,294
Add back (subtract):
Unallocated income and expenses	(32,472)	(30,867)	(105,735)	(114,025)
Gain on early extinguishment of debt	—	—	2,713	—
Gain on consolidation of subsidiary	—	—	113	—
Gain on issuance of subsidiary stock	—	153,579	—	153,579
Gain on sale of aircraft	—	—	953	2,726
One-time maintenance charge	—	(8,186)	—	(8,186)
Special charge	(8,216)	(91,167)	(8,216)	(91,167)

Income before Income Taxes	46,121	103,499	124,096	110,221

Add back (subtract):
Interest income	(1,198)	(1,550)	(3,014)	(12,778)
Interest expense	10,657	13,987	44,731	49,986
Capitalized interest	(3,026)	(4,194)	(12,215)	(11,282)
Gain on early extinguishment of debt	—	—	(2,713)	—
Gain on consolidation of subsidiary	—	—	(113)	—
Gain on issuance of subsidiary stock	—	(153,579)	—	(153,579)
Other, net	(385)	2,168	(765)	5,285

Operating Income (Loss)	$52,169	$(39,669)	$150,007	$(12,147)

AAWW uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. AAWW currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Prior to October 27, 2008, AAWW also had a Scheduled Service segment. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.
Direct Contribution consists of income (loss) before taxes, excluding special charges, special nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.
Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated fixed costs are administrative costs including operations administration, finance, human resources, information technology, non-aircraft depreciation, and other non-operating costs.

(1) Direct Contribution from Express Network ACMI flying is reflected as ACMI. Beginning March 30, 2008, Polar began Express Network ACMI flying with two aircraft. For segment reporting purposes, all revenue derived from ACMI and related services provided to Polar from Express Network ACMI operations ($15,870 in the fourth quarter of 2008; $36,269 for the full year of 2008) were reclassified from Scheduled Service to the ACMI segment. All costs associated with providing such services were also reclassified for purposes of calculating Direct Contribution. Subsequent to the deconsolidation of Polar on October 27, 2008, all Express Network ACMI revenue and related services have been reported as ACMI revenue.

(2) Beginning April 8, 2009, GSS results of operations are included in the ACMI segment and dry lease revenue from GSS was eliminated upon consolidation. Prior to April 8, 2009, revenue from dry leases to GSS was included in the Dry Leasing segment.

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

                                           For the Three Months Ended                 For the Twelve Months Ended

                                             December 31, 2009                             December 31, 2009

                                                  Special            As                          Special          As

                                      Actual          Items*         Adjusted         Actual            Items*         Adjusted
                                 ----------   ----------   ----------   ----------   ----------   -----------

    Income before income taxes         $     46,121       $      8,216       $     54,337       $     124,096      $     (5,563)        $118,533

 Income tax expense                17,986       3,204        21,190       47,940      (2,149)         45,791
                                 ----------   ----------   ----------   ----------   ----------   ----------

    Net income                           28,135          5,012           33,147          76,156         (3,414)            72,742

 Less net loss attributable to

 noncontrolling interests          (204)          --         (204)       (1,620)         --           (1,620)
                                 ----------   ----------   ----------   ----------   ----------   ----------

    Net income attributable to

    Common Stockholders                $     28,339       $      5,012       $      33,351      $     77,776        (3,414)          $ 74,362

    Income per share:

 Basic                             $1.19        $0.21        $1.40        $3.59        $0.16         $3.43

 Diluted                           $1.17        $0.21        $1.38        $3.56        $0.15         $3.41

* Special items are comprised of: 4Q09 - Special charge - $8,216.  Full-Year 2009 – Contract termination fee

- $10,000; Special charge - $8,216;  Gain on early extinguishment of debt - $2,713; Gain on disposal of aircraft - $953; Gain on consolidation of subsidiary - $113.

                                         For the Three Months Ended                For the Twelve Months Ended
                                 ------------------------------------   -------------------------------------

                                             December 31, 2008                          December 31, 2008
                                 ------------------------------------   -------------------------------------

                                                  Special            As                          Special          As

                                      Actual          Items*         Adjusted           Actual          Items*         Adjusted
                                 ----------   ----------   ----------   ----------   ----------   -----------

    Income before income taxes           $103,499       $(54,226)         $49,273       $110,221        $(54,226)        $ 55,995

 Income tax expense                  41,243     (21,608)       19,635      50,200      (24,697)       25,503
                                 ----------   ---------    ----------   ---------    ---------    ----------

    Net income                           $ 62,256       $(32,618)         $29,638       $ 60,021        $(29,529)        $ 30,492

 Less net loss attributable to

 noncontrolling interests                --          --            --      (3,675)          --        (3,675)
                                 ----------   ---------    ----------   ---------    ---------    ----------

    Net income attributable to

    Common Stockholders                  $ 62,256       $(32,618)         $29,638       $ 63,696        $(29,529)        $ 34,167

    Income per share:

 Basic                                $2.97      $(1.56)        $1.41       $2.98       $(1.38)   $1.60

 Diluted                              $2.97      $(1.56)        $1.41       $2.97       $(1.38)        $1.59

* Special items are comprised of: Gain on issuance of subsidiary stock – ($153,579); Special charge

– $91,167; and

                                                                        One-time maintenance charge – $8,186.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		Percent	December 31,		Percent
	2009	2008	Change	2009	2008	Change
Fleet: (average during the period)
Operating aircraft count (1) 26.8		31.2	(14.1%)	27.6	30.9	(10.7%)
Block Hours
ACMI	21,902	20,139	8.8%	76,859	59,161	29.9%
AMC Charter	4,587	3,855	19.0%	19,088	18,022	5.9%
Commercial Charter 4,846		2,506	93.4%	12,694	6,713	89.1%
Scheduled Service —		3,115	(100.0%)	—	36,731	(100.0%)
All Other	145	153	(5.2%)	328	740	(55.7%)

Total Block Hours 31,480		29,768	5.8%	108,969	121,367	(10.2%)

Revenue Per Block Hour
ACMI	$5,629	$6,124	(8.1%)	$6,274	$6,055	3.6%
AMC Charter	$20,006	$26,087	(23.3%)	$17,235	$23,627	(27.1%)
Commercial Charter $21,095		$18,641	13.2%	$16,947	$18,967	(10.6%)
Fuel
AMC Charter:
Average fuel cost per gallon $2.68		$4.15	(35.4%)	$2.02	$3.41	(40.8%)
Fuel gallons consumed (000s) 13,916		12,513	11.2%	58,709	58,621	(0.2%)
Commercial Charter and Scheduled
Service:
Average fuel cost per gallon $2.14		$2.75	(22.2%)	$1.93	$3.35	(42.4%)
Fuel gallons consumed (000s) 16,336		18,418	(11.3%)	42,742	142,381	(70.0%)
	(1) Fleet excludes the following aircraft count that were dry leased or out of service:
Dry Leased	0.0	3.0	(100.0%)	0.8	4.1	(80.5%)
Out of Service	3.2	1.0	220.0%	2.5	0.8	212.5%